EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Thomas Stienessen
Chief Executive Officer
(507) 387-2265

Northern Star Financial, Inc.

Announces Deregistration with

Securities and Exchange Commission

Mankato, MN, September 30, 2004, — Northern Star Financial, Inc. (NASDAQ/OTC BB: “NSBK”) announced today that it intends to file with the Securities and Exchange Commission its plans to terminate the Company’s common stock registration under the Securities and Exchange Act of 1934 (the “1934 Act”).

The obligations of Northern Star Financial, Inc. (“Northern Star”) to file periodic reports with the SEC, including reports on Forms 10-KSB, 10-QSB and 8-K, will cease upon its filing with the SEC.  Within 90 days of filing, the obligations of Northern Star to file proxy statements with the SEC will also cease.

According to Thomas Stienessen, President and Chief Executive Officer of the Company, “Northern Star is taking this action in order to reduce operating expenses.  We believe that the continuing increased costs and administrative burdens of public company status, including our reporting obligations with the SEC and compliance with Sarbanes-Oxley, outweigh the benefits of public reporting.” Mr. Stienessen emphasized, “This action will in no way change the way Northern Star and Northern Star Bank conduct their business, and Northern Star will continue to provide certain information to stockholders on a periodic basis.”

The Company commenced operations on January 25, 1999 as a bank holding company whose subsidiary provides financial services.  Northern Star Bank’s business is that of a financial intermediary and consists primarily of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make secured and unsecured loans to business and professional concerns and mortgage loans secured by residential real estate and other consumer loans.  Northern Star has two full-service offices located in Mankato and St. Cloud, Minnesota primarily serving Blue Earth, Nicollet, Le Sueur, Benton, Sherburne and Stearns Counties.